Exhibit 10.13

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of October 30, 2003, by and between Keystone Automotive Holdings, Inc., a Delaware corporation (the “Company”), and James Ruby (“Executive”).

The execution and delivery of this Agreement by the Company and Executive are conditions to (i) the merger (the “Merger”) described in the Agreement and Plan of Merger dated August 29, 2003 by and among the Company, Keystone Automotive Operations, Inc. (“Keystone”), Keystone Merger Sub, Inc. and LAGE, LLC, in its capacity as holder representative (the “Merger Agreement”). References in Sections 5, 6 and 7 hereof to the Company and its Subsidiaries include all predecessor entities which conducted the business that is the subject of the Merger.

The Executive desires to serve as vice president of operations of the Company. This Agreement replaces any existing employment agreement between Executive, on the one hand, and Keystone or any of its Subsidiaries or predecessor entities, on the other hand, and the parties acknowledge that Executive has no remaining rights, obligations or entitlements under any such agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In this Agreement:

“Base Salary” has the meaning given to that term in Section 3(a).

“Benefits” means all of the employee benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible. Executive is also entitled to reimbursement of certain business expenses and other perquisites as set forth on Exhibit B.

“Board” means the Board of Directors of the Company.

“Cause” means the Executive (i) commits, or is charged with, a felony or other crime involving moral turpitude; (ii) engages in willful misconduct or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers or an intentional act of dishonesty or disloyalty in the course of his employment; (iii) engages in the abuse of alcohol or illegal drugs causing the Company or any of its Subsidiaries material disrepute or economic harm or materially adversely affecting the Executive’s ability to perform his duties, responsibilities and functions hereunder; (iv) refuses to perform his material obligations under this Agreement (except in connection with a Disability) as reasonably directed by the Board or the Company’s chief executive officer, which failure is not cured within 15 days after written notice thereof to the Executive; (v) misappropriates one or more of the Company’s assets or business opportunities; or (vi) breaches Sections 5, 6 or 7 hereof which breach, if capable of being cured, is not cured within 10 days of written notice thereof has been delivered to the Executive.

“Disability” means the Executive’s inability to perform the essential duties, responsibilities and functions of his position with the Company and its Subsidiaries for a continuous period of 180 days as a result of any mental or physical disability or incapacity, as determined under the definition of disability in the Company’s long-term disability plan so as to qualify Executive for benefits under the terms of that plan or as determined by an independent physician to the extent no such plan is then in effect. Executive shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).

“Employment Period” means the period commencing on the date hereof and ending on the Expiration Date or such earlier date as contemplated in the proviso to Section 4(a).

“Expiration Date” means the third anniversary of the date hereof; provided, that if a written notice is not given by the Company or the Executive at least 90 days prior to such anniversary (or any subsequent anniversary if this Agreement is extended) stating that such party is electing to terminate the Employment Period, then the Expiration Date will automatically be extended to the next anniversary of the date hereof.

“Expiration Year” means the calendar year in which the Employment Period expires.

“Good Reason” means: (i) Executive’s compensation is reduced in a manner not in accordance with the provisions for any such reduction provided by this Agreement; (ii) Executive’s duties or authority are changed, without his permission, in a manner materially inconsistent with his role as vice president of operations or they are adversely changed or reduced; (iii) Executive is required to relocate outside of the greater-Exeter, Pennsylvania area without his agreement; or (iv) there is otherwise a material breach of this Agreement by the Company.

“Non-Compete Period” means the period commencing on the date hereof and ending 24 months after termination of the Executive’s employment with the Company; provided that if the Executive is terminated without Cause or terminates his employment for Good Reason, then “Non-Compete Period” means the period commencing on the date hereof and ending 12 months after the Executive’s termination of employment.

“Termination Year” means the calendar year in which the Employment Period is terminated.

“Subsidiaries” means any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

2. Employment, Position and Duties.

(a) The Company shall employ Executive and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the Employment Period.

(b) During the Employment Period, Executive shall serve as vice president of operations of the Company and shall perform the normal duties, responsibilities and functions of a vice president of operations of a company of a similar size and type and shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder, subject to the power and authority of the Board to expand or limit such duties, responsibilities, functions, power and authority and to overrule actions of officers of the Company in a manner consistent with the traditional responsibilities of such office.

(c) During the Employment Period, Executive shall (i) render such administrative, financial and other executive and managerial services to the Company and its Subsidiaries which are consistent with Executive’s position as the Board may from time to time direct, (ii) report to the Board or the Company’s chief executive officer and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries and (iii) submit to the Board all business, commercial and investment opportunities presented to Executive or of which Executive becomes aware which relate to the business of the Company and its subsidiaries and unless approved by the Board in writing, Executive shall not pursue, directly or indirectly, any such opportunities on Executive’s own behalf. Executive shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy and professional manner.

3. Compensation and Benefits.

(a) During the Employment Period, Executive’s base salary shall be a minimum of $187,460 per annum (as increased or decreased in accordance with this Agreement from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time). The Executive’s Base Salary will be subject to review and increase or decrease (but not below the Base Salary in effect on the date of this Agreement) by the Board on or about January 1 of each fiscal year during the Employment Period. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Benefits.

(b) Executive shall be entitled to five weeks of paid vacation each calendar year in accordance with the Company’s policies, which if not taken in any year may not be carried forward to any subsequent calendar year and no compensation shall be payable in lieu thereof. Such vacation will accrue as of January 1 of each year, except that during the remainder of the 2003 calendar year, Executive shall accrue five weeks of paid vacation minus the amount of vacation Executive previously took in 2003 as of the date of this Agreement.

(c) During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties, responsibilities and functions under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(d) In addition to the Base Salary, following the end of each fiscal year during the Employment Period, the Board shall award a bonus to Executive in an amount equal to up to 35% of Executive’s Base Salary in effect at the end of such fiscal year, based upon Executive’s performance and the Company’s achievement of operating targets established by the Company’s chief executive officer in consultation with the Board (or any compensation committee thereof) at the beginning of such fiscal year; provided, however, that with respect to 2003, Executive shall be awarded a bonus based on the Company’s operating results for 2003 pursuant to the bonus plan in effect for Executive on the date hereof, with no adjustment to such operating results as may be required under generally accepted accounting principles due to the consummation of the transactions contemplated by the Merger Agreement.

(e) Executive will be indemnified and defended for acts performed (or omissions made) in his capacity as an officer or director of the Company to the fullest extent specified in the Company’s certificate of incorporation and bylaws and as permitted under Delaware law.

4. Termination and Payment Terms.

(a) The Employment Period shall end on the Expiration Date; provided that (i) the Employment Period shall terminate prior to such date immediately upon Executive’s resignation, death or Disability and (ii) the Employment Period may be terminated by resolution of the Board, with or without Cause at any time prior to such date. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive.

(b) If the Employment Period is terminated prior to the Expiration Date:

(i) (A) by resolution of the Board (other than for Cause) or by Executive resigning for Good Reason or (B) if the Employment Period expires on the Expiration Date, the Executive shall be entitled to receive (1) all previously earned and accrued but unpaid Base Salary and vacation and unpaid business expenses up to the date of such termination or the Expiration Date, as applicable, (2) any bonus (if any) earned by Executive for the fiscal year prior to the Termination Year or the Expiration Year, as applicable, but then unpaid, (3) the pro rata portion of Executive’s target bonus during the Termination Year or the Expiration Year, as applicable, to the extent targets thereunder are achieved for such year, after such termination or expiration, pro rated based on the number of days of the Termination Year or the Expiration Year, as applicable, prior to the date of termination or the Expiration Date, as applicable, which payment shall be made when the bonus payments for such Termination Year or the Expiration Year, as applicable, are otherwise due; (4) severance pay in the full amount of Base Salary at the time of termination or expiration from the date of termination or the Expiration Date, as applicable, through the period ending on the first anniversary of the date of termination or the Expiration Date, as applicable, and a Bonus equal to the Bonus earned in the year prior to the Termination Year or the Expiration Year, as applicable, payable on the first anniversary of the date of termination or the Expiration Date, as applicable; and (5) full continuation of Executive’s health, disability and life insurance Benefits during the one year severance period (to the extent any of those Benefits cannot be provided by Company during the one year severance period, the Company will provide Executive with a sum of money calculated to permit Executive to obtain the same benefits individually, grossed up for tax purposes so that Executive remains whole); or

(ii) for any other reason, including as a result of the Executive’s death, Disability, voluntary resignation for other than Good Reason or by resolution of the Board for Cause, the Executive’s sole entitlement shall be to receive all previously earned and accrued but unpaid Base Salary, vacation and unpaid business expenses up to the date of such termination or expiration and the Executive shall not be entitled to any further Base Salary, bonus payments or Benefits for that year or any future year, except as required by law, or to any other severance compensation of any kind.

(c) The Executive agrees that: (i) the Executive shall be entitled to the payments and services provided for in Sections 4(b)(i)(3), 4(b)(i)(4) and 4(b)(i)(5), if any, if and only if the Executive has executed and delivered the Release attached as Exhibit A and seven (7) days have elapsed since such execution without any revocation thereof by the Executive and the Executive has not breached as of the date of termination of the Employment Period the provisions of Sections 5, 6 and 7 hereof and does not breach such sections or such covenants at any time during the period for which such payments or services are to be made; and (ii) the Company’s obligation to make such payments and services will terminate upon the occurrence of any such breach during such period.

(d) Except as stated above, any payments pursuant to Section 4(b) shall be paid by the Company in regular installments in accordance with the Company’s general payroll practices, and following such payments the Company shall have no further obligation to the Executive pursuant to this Section 4 except as provided by law. All amounts payable to Executive as compensation hereunder shall be subject to all customary withholding, payroll and other taxes. The Company shall be entitled to deduct or withhold from any amounts payable to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Executive’s compensation or other payments or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

(e) The Executive hereby agrees that except as expressly provided herein, no severance compensation of any kind, nature or amount shall be payable to the Executive and except as expressly provided herein, the Executive hereby irrevocably waives any claim for severance compensation.

(f) Except as provided in Sections 4(b)(i) and 4(b)(ii) above, all of the Executive’s rights to Benefits hereunder (if any) shall cease upon the termination of the Employment Period.

5. Confidential Information.

(a) Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company and its Subsidiaries concerning the business or affairs of the Company and its Subsidiaries and the nature and structure of the Acquisition (“Confidential Information”) are the property of the Company or such Subsidiary. Therefore, Executive agrees that, except as required by law or court order, including, but not limited to, depositions, interrogatories, court testimony, and the like, he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company and its Subsidiaries which he may then possess or have under his control.

(b) Except with regard to disclosures made in connection with the Merger, Executive shall be prohibited from using or disclosing any confidential information or trade secrets that Executive may have learned through any prior employment. If at any time during this employment with the Company or any Subsidiary, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.

(c) Executive represents and warrants to the Company that Executive took nothing with him which belonged to any former employer when Executive left his prior position and that Executive has nothing that contains any information which belongs to any former employer. If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive’s former employer. The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.

6. Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether above or jointly with others) while employed by the Company or its predecessors and its Subsidiaries (“Work Product”), belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7. Non-Compete, Non-Solicitation.

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its Subsidiaries he shall become familiar, and during his employment with the predecessors of the Company and its Subsidiaries he has become familiar, with the Company’s trade secrets and with other Confidential Information concerning the Company and its Subsidiaries (and their respective predecessor companies) and that his services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries, and therefore, Executive agrees that, during the Employment Period and thereafter until the end of the Noncompete Period, he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any Competing Business within any geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. For purposes of this paragraph, “Competing Business” means any business activity involving the wholesale distribution of after market specialty automobile parts.

(b) During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any executive of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any executive thereof, (ii) hire any person who was an executive of the Company or any Subsidiary at any time within the one year period before Employee’s termination from employment or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary.

(c) If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(d) In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 7, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

8. Company’s Obligations. Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to satisfy any obligation owing to Executive hereunder (including, without limitation, any payment obligation) by causing Keystone or any other Subsidiary of the Company to satisfy such obligation on behalf of the Company. In the event the Company fails to, or elects not to, satisfy any obligation owing hereunder to Executive, Executive shall have the right to seek satisfaction of such right against Keystone or any other Subsidiary of the Company.

9. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. EXECUTIVE HEREBY ACKNOWLEDGES AND REPRESENTS THAT HE HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING HIS RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT AND THE TERMS OF THE RELEASE ATTACHED AS EXHIBIT A AND THAT HE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN AND THEREIN.

10. Survival. This Agreement survives and continues in full force in accordance with its terms notwithstanding the expiration or termination of the Employment Period.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

James Ruby

c/o Keystone Automotive Operations, Inc.

44 Tunkhannock Avenue

Exeter, PA 18643

Fax:                  (570) 655-8203

Notices to the Company:

Keystone Automotive Holdings, Inc.

44 Tunkhannock Avenue

Exeter, PA 18643

Attention:         Chief Executive Officer

Fax:                  (570) 655-8203

With copies to:

Bain Capital NY, LLC

745 Fifth Avenue

New York, NY 10151

Attention:      Stephen Zide

Fax:                 (212) 421-2225

Kirkland& Ellis, LLP

153 East 53rd Street

New York, NY 10022

Attention:      Adrian van Schie

Fax:                 (212) 446-4900

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

12. Complete Agreement. This Agreement, that certain Contribution Agreement, dated as of the date hereof, by and among the Company, Executive and the other investors parties thereto, the Company’s 2003 Executive Stock Option Plan adopted as of the date hereof and any option agreement between the Company and Executive issued thereunder, and those other documents expressly referred to herein embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

13. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns; provided that the services provided by the Executive under this Agreement are of a personal nature and rights and obligations of the Executive under this Agreement shall not be assignable.

15. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions, whether of the Commonwealth of Pennsylvania or otherwise, and the parties hereto hereby irrevocably submit to the jurisdiction of the courts of the Commonwealth of Pennsylvania.

16. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

17. Key Man Life Insurance. The Company may apply for and obtain and maintain a key man life insurance policy in the name of the Executive together with other executives of the Company in an amount deemed sufficient by the Board, the beneficiary of which shall be the Company. The Executive shall submit to physical examinations and answer reasonable questions in connection with the application and, if obtained, the maintenance of, as may be required, such insurance policy.

18. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this section after the termination of the Employment Period, the Company shall reimburse Executive for all of his reasonable costs and expenses incurred, in connection therewith, plus pay Executive a reasonable amount per day for his time spent.

*  *  *  *  *

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

KEYSTONE AUTOMOTIVE HOLDINGS, INC.

By:	/s/ ROBERT VOR BROKER
	Name:	Robert Vor Broker
	Title:	President

/s/ JAMES RUBY
JAMES RUBY

Exhibit A

RELEASE AND NON-DISPARAGEMENT AGREEMENT

I, [                            ], in consideration of and subject to the performance by                                         , a                                          (together with its subsidiaries, the “Company”), of its material obligations under the Employment Agreement, dated as of [                             ] (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and all present and former directors, officers, agents, representatives, Executives, successors and assigns of the Company and its direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.	Except as provided in paragraph 2 below, I knowingly and voluntarily release and forever discharge the Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date hereof) and whether known or unknown, suspected, or claimed against any of the Released Parties which I, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

2.	I agree that this Release does not waive or release any rights or claims that I may have under: the Age Discrimination in Employment Act of 1967 which arise after the date I execute this Release; claims for enforcement of Section 4(b) of the Agreement; claims for benefits under any employee benefit plan maintained by the Company; claims for indemnification and defense as deferred in Section 3(h); or claims for unemployment or worker’s compensation as provided by law.

3.

I acknowledge and intend that this Release shall be effective as a bar and shall serve as a complete defense to each and every one of the Claims and that it shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that

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expressly limits the effectiveness of a release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.

4.	I represent that I have not made any assignment or transfer of any Claim. I agree that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company or any Released Party of any improper or unlawful conduct. I agree that this Release is confidential and agree not to disclose any information regarding the terms of this Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

5.	Each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law and any provision of this Release held to be invalid, illegal or unenforceable in any respect shall be severable. This Release cannot be amended except in a writing duly executed by the Company and me.

6.	The Company (meaning, solely for this purpose, the Company’s directors and executive officers and other individuals authorized to make official communications on the Company’s behalf) will not disparage Executive or Executive’s performance or otherwise take any action which could reasonably be expected to adversely affect Executive’s personal or professional reputation. Similarly, Executive will not disparage Company or any of the directors and executives, officers and other individuals authorized to make official communications on the Company’s behalf or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Company or any of its directors, executive officers of other individuals authorized to make official communications on the Company’s behalf.

I UNDERSTAND THAT I HAVE 21 DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

Keystone Automotive Holdings, Inc.

DATE:	_____________

By:

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Exhibit B

Certain Perquisites

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